Exhibit 99.1

Global Net Lease Credit Ratings Upgraded By S&P Global

−      Corporate Credit Rating Upgraded to BB+; Unsecured Notes Raised to Investment-Grade BBB−

NEW YORK – June 30, 2025 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that S&P Global has upgraded its corporate credit rating to BB+ from BB following the successful $1.8 billion sale of GNL’s multi-tenant portfolio, which enabled a substantial paydown of GNL’s debt. S&P also raised its issue-level rating on GNL’s unsecured notes to an investment-grade BBB- from BB+.

As a result of the multi-tenant portfolio sale, GNL’s streamlined portfolio of diversified, long-term triple-net leases features a broad tenant base, minimal near-term lease expirations, high occupancy, and strengthened operating metrics.

“We believe S&P’s upgrade of our credit ratings further validates the decisive actions we’ve taken to strengthen GNL’s balance sheet and portfolio,” said Michael Weil, CEO of GNL. “Our disciplined execution of a capital strategy designed to improve our credit profile and enhance shareholder value has created tangible results that we intend to build upon in the second half of 2025 and beyond. We are committed to further strengthening GNL’s financial position though continued leverage reduction and lowering our cost of capital.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded internally managed real estate investment trust that focuses on acquiring and managing a global portfolio of income producing net lease assets across the U.S., and Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “potential,” “predicts,” “plans,” “intends,” “would,” “could,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks that any potential future acquisition or disposition by the Company is subject to market conditions, capital availability and timing considerations and may not be identified or completed on favorable terms, or at all. Some of the risks and uncertainties, although not all risks and uncertainties, that could cause the Company’s actual results to differ materially from those presented in the Company’s forward-looking statements are set forth in the “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk” sections in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and all of its other filings with the U.S. Securities and Exchange Commission, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

Email: investorrelations@globalnetlease.com

Phone: (332) 265-2020